EXHIBIT 4.8

                              SHARE SALES AGREEMENT

     ENTERED AND SIGNED IN TEL AVIV ON THE 27TH OF THE MONTH OF MARCH, 2008

BETWEEN: BENTAL INVESTMENTS COOPERATIVE AGRICULTURAL SOCIETY LTD. Cooperative Society No. 570043372
               Kibbutz Marom Golan
               (Hereinafter: "BENTAL" or "THE SELLER")

                                                                ON THE ONE PART;

AND:           TAT TECHNOLOGIES LTD.
               Public Company No. 520035791
               P.O. Box 80, Gedera 70750
               (Hereinafter: "TAT" or "THE BUYER")

                                                             ON THE SECOND PART;

WHEREAS the Seller is the owner and holder of 14,998 regular shares of NIS 1 par value each in Betnal Industries Ltd. (hereinafter: "THE COMPANY"), which as of the date of signing this agreement, constitute approx. 75% of the Company's issued and paid share capital (hereinafter: "SELLER'S SHARES");

AND WHEREAS    the Seller is interested in selling 5,400 out of the Seller's
               Shares to the Buyer, constituting 27% of the Company's issued share capital (hereinafter: "SALE SHARES") and the Buyer in interested in purchasing all the Sale Shares from the Seller, being clean and free (as defined below), all according to the manner and terms specified in this Agreement below; AND WHEREAS the Seller and Buyer are interested in giving one another a put option and call option referring to option shares (as defined below);

AND WHEREAS    until the date of closing as defined bellow, the Buyer is
               expected to sign and complete the execution of an agreement between the Buyer and Mivtach Shamir Holdings Ltd. (hereinafter:
               "MIVTACH") for the sale of 2,000 regular shares of NIS 1 par value each in the Company, held by Mivtach and constituting 100% of Mivtach's holdings in the Company and 10% of the Company's issued share capital (hereinafter: "MIVTACH TRANSACTION");

NOW THEREFORE IT IS DECLARED, STIPULATED AND AGREED BETWEEN THE PARTIES AS
FOLLOWS:

1.   PREAMBLE AND INTERPRETATION

     The preamble and to this Agreement, appendixes and parties' statements, constitute an integral part thereof.

     The headings of the clauses in this Agreement were added purely for reading convenience and should not be used for interpreting the Agreement.

2.   DEFINITIONS

     In this Agreement, the following terms will be given the meanings that appear beside them:

     2.1  "CALL OPTION" - As defined in clause 7 below.

     2.2  "PUT OPTION" - As defined in clause 8 below.

     2.3  "DOLLAR" - One United States Dollar.

     2.4 "COMPANY'S ISSUED AND PAID SHARE CAPITAL" - 20,000 regular shares included in the Company's issued and paid capital on the date of signing this Agreement.

     2.5 "SUBSIDIARY" - Bental Inc., company incorporated according to the laws of the State of Maryland, U.S.A, whose entire shares are owned by the Company. In this Agreement, the term "Company" includes the Subsidiary.

     2.6  "COMPANIES LAW" - Companies Law, 5759-1999.

     2.7 "BUSINESS DAY" - Sundays - Thursdays every week, provided that there is no holiday, occasion, holiday eve and/or Sabbatical.

     2.8 "CLOSING DATE" - 7 (seven) business days after fulfilling the finale suspending condition or any other date after fulfilling the suspending conditions to be agreed in writing by the parties.

     2.9 "MEMORANDUM OF UNDERSTANDING" - The Memorandum of Understanding signed between the parties, together with Mivtach on January 2, 2008.

     2.10 "COMMISSIONER" - Israel Antitrust Commissioner by virtue of the provisions of the Restrictive Trade Practices Act, 5748-1988.


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


     2.11 "REGULAR SHARES" - Regular shares of NIS 1 par value each of the Company's issued and paid share capital.

     2.12 "SALE SHARES" - 5,400 regular shares held by the Seller on the date of signing this Agreement and constituting 27% of the Company's issued and paid share capital on such date.

     2.13 "OPTION SHARES" - 3,598 regular shares of the Company held by the Seller on the date of signing this Agreement and constituting 18% of the Company's issued and paid share capital on such date, for which the put option and call option will be granted.

     2.14 "COMPANY'S FOUNDATION DOCUMENTS" - The Company's Memorandum and Articles of Association as of the date of signing this Agreement are attached as APPENDIX 2.14 of this Agreement.

     2.15 "CLEAN AND FREE" - Clean and free of any mortgage, pledge, attachment, lien, right of first refusal, right to tag along, obstruction settlements, debt or any third party rights.

     2.16 "EXIT TRANSACTION" - Means each one of the following: (a) sale of the Company's control to a third party; (b) sale of all or most of the Company's assets to a third party; (c) merger of the Company with another company, provided that the Company is not the surviving company. Notwithstanding the aforesaid, for purpose of this sub-clause
          (c), a merger will not be perceived as an Exit transaction if on the eve of the merger, the Company shareholders will hold over 90% of the shares in the absorbing company, in the same relation of holdings among them that existed in the Company on the eve of the merger.

          For purpose of this sub-clause 2.16 the term "THIRD PARTY" means someone other than: the Company shareholders or a person who controls any of the shareholders, a corporation controlled by the shareholders or any corporation controlled by any of them.

     2.17 "OWNERS' GUARANTEE" - Guarantees submitted by Kibbutz Maron Golan to ensure the Company's obligations toward third parties according to the list attached as APPENDIX 2.17 of this Agreement.

     2.18 "INTEREST" - Interest at an annual rate of 2% on Dollar amounts to be added and apply, INTER ALIA, to the price of exercising the put option and the price of exercising the call option.

     2.19 "ARREARS INTEREST" - Arrears interest to be paid according to the provisions of clause 20 of this Agreement.

     2.20 "REPRESENTATIVE RATE" - The latest representative rate of the US Dollar per NIS 1, published by the Bank of Israel before the date of performing an actual payment according to this Agreement.

     2.21 "SUSPENDING CONDITIONS" - The conditions stipulated in clause 12 of this Agreement.

3.   THE SELLER'S PRESENTATIONS, STATEMENTS AND UNDERTAKINGS

     3.1 The Seller hereby presents, states and undertakes the following to the Buyer, regarding the Sale Shares:

          3.1.1 The Seller is the exclusive owner and holder of the Sale Shares and Option Shares.

          3.1.2 That the Sale Shares and Option Shares were duly issued and fully paid, and subject to the fulfillment of the suspending conditions, on the date of signing this Agreement are and will be on the closing date or the date of exercising the call option or put option, if at all, as applicable, clean and free for transfer, according to the provisions of this Agreement.

          3.1.3 Not to undermine from the generality of the said in clause 3.1.2 above, subject to fulfilling the suspending conditions, the Seller did not undertake towards any third party to transfer the Sale Shares and Option Shares, or any part thereof, or avoid transferring them and did not grant or give any person or body any option or other right to purchase or receive the shares in the Company (including Sale Shares and Option Shares) and/or any part thereof and that no person or body has the right of first refusal, right to tag along or any other right regarding the Company's shares (including Sale Shares and Option Shares), all or part thereof, except by virtue of the Company's Founders Agreement.


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


          3.1.4 Subject to fulfilling the suspending conditions: (a) sale of the Sale Shares to the Buyer and granting the put option and call option according to this Agreement, is not contrary or contradicts any contract and/or undertaking by any party thereto;
               (b) the Seller received all the authorizations and certificates required by the law for the sale of the Sale Shares, transfer thereof and granting the put option and call option to the Buyer, and there is not prohibition or limitation or prevention of any sort, from executing the aforesaid.

          3.1.5 The Seller made all the decisions according to its certificates of incorporation and the law, required for engaging in this Agreement and executing its obligations according thereto and that the signatories onto this Agreement in its behalf, were duly authorized to do so and their signature binds the Seller and subject to fulfilling the suspending conditions, the Seller's engagement in this Agreement and executing the provisions thereof, do not require any consent, certificate or permission from any person or body or giving any notice, and to the best of the Seller's knowledge there is no prevention from its engagement in this Agreement and fulfilling its obligations according thereto.

          3.1.6 Except as specified in APPENDIX 3.1.6 to this Agreement, the Seller is not a party to any transaction and/or engagement with the Company and there is no material transaction and/or engagement in which the Seller and/or other interested parties in the Company, have any personal interest.

          3.1.7 To the best of the Seller's knowledge, the Company's financial statements were prepared based on all the material information required for preparation thereof and that to the best of the Seller's information, no material information as said was concealed or omitted from the Company's financial statements.

          3.1.8 As part of the due diligence conducted by the Buyer, the Company submitted all the information and documents requested by the Buyer to the Buyer or its representatives and no misleading information or documents regarding acquisition of Company shares, was submitted to the Buyer.

          3.1.9 Upon signing this Agreement, the Seller agrees to waive the right of first refusal concerning the Mivtach transaction.

     3.2 The Seller's presentations specified in this clause 3, will remain true for the closing date. Not to undermine from the said, if any change applies on the Seller's presentations as said in this clause 3 until the closing date, the Seller will give the Buyer written notice of the matter and the Buyer will be entitled to terminate this Agreement, without bearing any liability towards the Seller for the termination as said.


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


          The parties hereby stipulate that for purpose of deciding whether certain information was known to the Seller as said in clause 3 above, "information" known to whomever served as a director in the Company on behalf of the Seller on the date of signing this Agreement will be attributed to the Seller (meaning: Messieurs Shaul Gor, Shafi Mor, Gabbi Kuniel and Elisha Yalin)

4.   THE BUYER'S STATEMENTS AND UNDERTAKINGS

     The Buyer hereby presents, states and undertakes the following to the
Seller:

     4.1 The Buyer is a public company duly incorporated and registered in Israel on April 7, 1985, controlled by TAT Industries Ltd., holding 3,002 of the Company's regular shares, which as of the date of signing this Agreement, constitute approx. 15% of the Company's issued and paid capital.

     4.2 The Buyer conducted due diligence of the Company and its activity and to the best of its knowledge and according to the Seller's presentations; the Buyer has received all details, information and explanations regarding the Company and its activity and found the Company, Sale Shares and Option Shares, satisfactory.

     4.3 The Buyer is engaging in this Agreement after considering the advisability of the transaction, as a reasonable investor.

     4.4 Subject to the correctness of the Seller's statements in clause 3 above and fulfilling its obligations according to this Agreement, the Buyer is purchasing the Sale Shares without the Seller making any presentation beyond the said in this Agreement, regarding the Company's business condition or assets. According to the said and subject to the correctness of the presentations in clause 3 above, the Buyer has no and will not have any claims or arguments towards the Seller, including claims of alternative and/or compatibility and/or defect of any sort regarding the purchase of the Sale Shares, exercising the call or put option and/or the Company and anything associated or resulting thereby.


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


     4.5 The Buyer: (a) is fully authorized to engage in this Agreement and perform all its obligations according thereto; and (b) has no legal prevention or other prevention from engaging in this Agreement and (c) does not require the confirmation or consent of any third party, regarding signing this Agreement or executing the provisions thereof, except the certificates and approvals forming suspending conditions for validation of this Agreement.

     4.6 The Buyer has the economic and financial abilities required to perform its obligations according to the provisions of this Agreement.

     4.7 The Buyer's presentations specified in this clause 4, will remain true on the closing date.

5.   THE TRANSACTION

     5.1 Subject to fulfilling the suspending conditions, the Seller undertakes to sell the Sale Shares to the Buyer and the Buyer undertakes to purchase the Sale Shares from the Seller, on the closing date, being clear and free. In addition, the Seller undertakes to grant the Buyer a call option and the Buyer undertakes to grant the Seller a put option, all as specified below.

     5.2 Sale of the Sale Shares and transfer thereof to ownership of the Buyer on the closing date will be done in exchange for consideration as specified in clause 6 below.

6.   CONSIDERATION FOR THE SALE SHARES AND TERMS OF PAYMENT

The Buyer will pay the Seller for the Sale Shares on the closing date, the cash amount of USD 3,375,000 (three million, three hundred and seventy five thousand) US Dollars (hereinafter: "CONSIDERATION FOR THE SALE SHARES") in exchange for transfer of the Sale Shares to the name of the Buyer, being clean and free. Payment of the Consideration for the Sale Shares will be done subject to "ADJUSTMENT TO THE EXCHANGE RATE OF THE DOLLAR" according to the provisions of clause 17 below.

7.   CALL OPTION

     7.1 The Seller hereby grants the Buyer the call option to purchase all the Options Shares from the Seller in 4 portions maximum (hereinafter:
          "CALL OPTION").


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


     7.2 The Call Option will be in effect as of January 1, 2009 and will remain valid for 4 years until December 30, 2012 (hereinafter: "CALL OPTION PERIOD").

     7.3 The Call Option will be exercisable by the Buyer during the entire Call Option Period in a number of portions, provided that each portion includes exercising at least 25% of the total Option Shares. Exercising a Call Option or part thereof, will be done by delivering a written exercising notice to the Seller, unreserved and unconditioned, referring to the quantity of Option Shares that the Buyer wishes to purchase (hereinafter: "EXERCISING NOTICE").

     7.4 Subject to clause 9.2 below, the exercising price including the Call Option is USD 2,250,000 (two million, two hundred and fifty thousand) US Dollars with the addition of interest (as defined in this Agreement), applicable from the closing date until the actual date of payment for each portion (hereinafter: "PRICE OF EXERCISING THE CALL OPTION"). Subject to adjustments due to changes in share capital and similar events as said in clause 9.3 below, the Price of Exercising the Call Option for each Option Share will be USD 625.35 (six hundred and twenty five US Dollars and thirty five cents) with the addition of interest from the closing date until the date of actual payment for each portion (hereinafter: "PRICE OF EXERCISING THE CALL OPTION FOR OPTION SHARES"). Payment of the Price of Exercising the Call Option and Price of Exercising the Call Option for Option Shares, will be subject to adjustments for dividend distribution according to clause
          9.2 below and "ADJUSTMENT TO THE EXCHANGE RATE OF THE DOLLAR" according to the provisions of clause 17 below.

8.   PUT OPTION

     8.1 The Buyer hereby grants the Seller the put option, entitling the Seller to obligate the Buyer to purchase all the Options Shares from the Seller in two portions maximum (hereinafter: "PUT OPTION").

     8.2 The Put Option will be in effect as of January 1, 2011 and will remain valid for two years until December 30, 2012 (hereinafter: "PUT OPTION PERIOD").

     8.3 The Put Option will be exercisable by the Seller during the entire Put Option Period in a number of portions, provided that each portion includes exercising at least 50% of the total Option Shares. Exercising a Put Option or part thereof, will be done by delivering a written exercising notice to the Buyer, unreserved and unconditioned, referring to the quantity of Option Shares that the Seller wishes to obligate the Buyer to purchase (hereinafter: "EXERCISING NOTICE").

     8.4 Subject to clause 9.2 below, the exercising price including the Put Option is USD 2,137,000 (two million, one hundred and thirty seven thousand) US Dollars with the addition of interest (as defined in this Agreement), applicable from the closing date until the actual date of payment for each portion (hereinafter: "PRICE OF EXERCISING THE PUT OPTION"). Subject to adjustments due to changes in share capital and similar events as said in clause 9.3 below, the Price of Exercising the Put Option for each Option Share will be USD 594.08 (five hundred and ninety four US Dollars and eight cents) with the addition of interest from the closing date until the date of actual payment for each portion (hereinafter: "PRICE OF EXERCISING THE PUT OPTION FOR OPTION SHARES"). Payment of the Price of Exercising the Put Option and Price of Exercising the Put Option for Option Shares, will be subject to adjustments for dividend distribution according to clause 9.2 below and "ADJUSTMENT TO THE EXCHANGE RATE OF THE DOLLAR" according to the provisions of clause 17 below.

9.   ADDITIONAL PROVISIONS REGARDING THE PUT AND CALL OPTION

     9.1 If an Exercising Notice was submitted for Call Option or Put Option or part thereof, on dates determined for such purpose, then within 30 (thirty) days from the date of delivering the Exercising Notice (hereinafter: "EXECUTION DATE"), the parties will meet at 10:00 in the morning at the offices of Advocate Yigal Arnon & Co., at Azrieli Center 1, Tel Aviv, 46th floor, or other date and location as agreed between the parties and on such date the following acts will be performed simultaneously, and considered as done at the same time and none of them will be considered valid unless all the other acts are performed; following are the acts:

          9.1.1 The Buyer will pay the Seller the total required Price for Exercising, calculated by multiplying the quantity of Option Shares exercised times the Price for Exercising the Call Option or Price for Exercising the Call Option, as applicable. The Price for Exercising as said, will be paid by bank draft or bank transfer to the bank account instructed in advance, in writing by the Seller; and

          9.1.2 The Seller will sell and transfer the Option Shares or part thereof to the name of the Buyer, being clean and free, in exchange for payment of the Price for Exercising or part thereof, according to the quantity of Option Shares exercised; and

          9.1.3 The Company secretary will submit the following to the Buyer (a) written confirmation from the Company that the Buyer was registered in the Company's book of shareholders as the owner of the conveyed share; and (b) report of share transfer duly signed and confirmed, bearing the stamp of the Registrar of Companies.

     9.2 ADJUSTMENT TO DIVIDEND DISTRIBUTION - If the Company will distribute dividends before exercising the Put Option or Call Option in full, the amount equaling the amount of dividend, before tax, distributed for all the Option Shares (hereinafter: "ADJUSTED EXERCISING PRICE"), will be deducted from the Price for Exercising the Call Option for the Option Shares or the Price for Exercising the Put Option for the Option Shares, as applicable (hereinafter in this clause: "EXERCISING PRICE"). The amount of dividend as said will be calculated according to its Dollar value on the day of distributing the dividend (exchanged according to the representative rate known on the date of the dividend distribution) (hereinafter: "DOLLAR AMOUNT OF DIVIDEND"). Just for the record, it is clarified that the Adjusted Exercising Price will be calculated by deducting the Dollar amount of Dividend from the Exercising Price with the addition of interest accrued from the closing date until the date of dividend distribution. From the date of the dividend distribution until the actual date of paying the Exercising Price, only the Adjusted Price will bear interest.

     9.3 If there will be capital consolidation or capital splitting and if bonus shares will be divided in regard to Option Shares (hereinafter:
          "REORGANIZATION OF THE COMPANY'S CAPITAL"), the Call Option and Put Option, as applicable, will apply to all the Option Shares and all the shares generated thereby as a result of the Reorganization of the Company's Capital, without any change in the total Exercising Price for the Option Shares. If the Seller exercises its preemptive right in allocation of shares for the Option Shares, then the Call Option and Pull Option will also apply to shares allocated to the Seller for exercising such right (hereinafter: "ADDITIONAL EXERCISING RIGHTS") and the Buyer will pay the Seller the Dollar amount that the Seller paid for allocation thereof (calculated according to the representative rate) for the Additional Exercising Rights, on the date of exercising with the addition of interest from the date of allocation until the actual date of payment of their price.


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


     9.4 ACCELERATING THE PERIOD FOR EXERCISING OPTIONS FOR EXIT TRANSACTIONS - if there will be an Exit transaction, before the end of the Call Option Period or Put Option Period as applicable, the periods of the Call Option Period or Put Option Period will be accelerated in a manner that the Buyer and Seller will be entitled to exercise the Call Option or the Put Option as applicable, by written notice on the eve of completing the Exit transaction, subject to completion thereof.

10.  ADDITIONAL CONSIDERATION FOR EXIT TRANSACTIONS

     It is agreed that if the Company will perform an Exit transaction during the period between the closing date and the end of three years from the closing date, then on the date of closing the Exit transaction as said, the Buyer will pay the Seller additional consideration to be calculated as follows:

     10.1 For each share of the Sale Shares, the Buyer will pay the Seller a certain amount to be calculated as a percent, as specified in the table below, from the amount of difference between the price of share as said in US Dollar generated from the Company's value in the Exit transaction and the price of the share to be paid for each share of the Sale Shares according to this Agreement with the addition of interest that applies from the closing date until the date of the Exit transaction (hereinafter: "DIFFERENCE IN SALE PRICE").

     10.2 For each share of the Option Shares, provided that until the date of closing the Exit transaction, Exercising Notice was granted for such shares as part of the Put Option or Call Option, the Buyer will pay the Seller a certain amount to be calculated as a percent, as specified in the table below, from the difference between the price of share from the Option Shares in US Dollar generated from the Company's value in the Exit transaction and the Price of Exercising the Call Option for the Option Shares or the Price of Exercising the Put Option for the Option Shares for each share from the Option Shares (i) according to the type of option exercised for such share; (ii) calculated until the date of exercising the Exit transaction; and
          (iii) subject to "ADJUSTMENT TO THE EXCHANGE RATE OF THE DOLLAR" (according to the provisions of clause 17 below) (hereinafter:
          "DIFFERENCE IN THE PRICE OF THE Option").


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          For the avoidance of doubt, it is clarified that the Difference in the
          Price of the Option will be calculated only for the Option Shares actually exercised before the closing of the Exit transaction as part of the Put Option and/or the Call Option, and in case of partial exercising of Put Option and the Call Option together, then the Difference in the Price of the Option will be calculated according to the quantity of shares exercised as part of any option as said.



DATE OF CLOSING THE EXIT TRANSACTION     ADDITIONAL CONSIDERATION FOR SALE      ADDITIONAL CONSIDERATION FOR OPTION
                                                       SHARES                                 SHARES
---------------------------------------- -------------------------------------- --------------------------------------
During the first year after the date     Amount equaling 30% of the             Amount equaling 30% of the
of closing                               difference from the sale price         difference from the option price
---------------------------------------- -------------------------------------- --------------------------------------
During the second year after the date    Amount equaling 20% of the             Amount equaling 20% of the
of closing                               difference from the sale price         difference from the option price
---------------------------------------- -------------------------------------- --------------------------------------
During the third  year after the date    Amount equaling 10% of the             Amount equaling 10% of the
of closing                               difference from the sale price         difference from the option price
---------------------------------------- -------------------------------------- --------------------------------------

11.  RELEASE FROM OWNERS' GUARANTEE

     Concurrently with completing the transaction on the closing date (and subject to completing the transaction), the Buyer will exercise maximal efforts to ensure that all owners' guarantees, as specified in Appendix
     2.17 are released, so that after the closing date, the Kibbutz will not be a guarantor for the Company's debts. If so required, the Buyer will submit guarantees or other securities to the satisfaction of the guarantee recipients, as a substitute for the said guarantees (hereinafter: "RELEASE FROM OWNERS' GUARANTEES"). Until the Release from Owners' Guarantees as said, the Buyer undertakes to indemnify the Seller for any payment paid by the Seller for realizing the owners' guarantees. Not to undermine from the aforesaid, the Buyer will ensure that the Seller is released from the owners' guarantee not later than the end of 3 months from the closing date.


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12.  SUSPENDING CONDITIONS: INTERIM PERIOD

     12.1 This Agreement and fulfillment thereof, are conditioned by fulfilling and executing the suspending conditions specified below prior to the closing date:

          12.1.1 The Commissioner approved the transaction discussed in this Agreement, including, if necessary, exercising the Call and Put Option ("Merger of companies" as defined in the Restrictive Trade Practices Act, 5748-1988). The parties will act in good faith, diligently and assiduously to fulfill and perform the terms as said, as soon as possible.

          12.1.2 The chief scientist approved the transaction for changing control in the Company as a result of transferring shares according to this Agreement.

          12.1.3 The investment center approved the transaction for changing control in the Company as a result of transferring shares according to this Agreement.

          12.1.4 The banks, with whom the Company is engaged, have approved the change in control of the Company.

          12.1.5 The Mivtach transaction was concluded concurrently with the completion of the transaction discussed in this Agreement on the closing date and Mivtach has agreed to waive the right of first refusal referring to the transactions discussed in this Agreement.

          12.1.6 No legal procedure was initiated before an authorized legal instance, concerning a claim or argument, or thereat or anything similar, regarding the parties' engagement in this Agreement or the Buyer's rights as said therein, which remains pending on the closing date.

          12.1.7 The Seller's presentations are true, complete and accurate on the closing date.

          12.1.8 All the additional terms specified in clause 13.1 below were fulfilled.

     12.2 If and as long as the suspending conditions were not fulfilled within 120 days from the date of signing this Agreement (hereinafter:
          "INTERIM PERIOD"), after the parties exercised reasonable efforts in order to fulfill such conditions, and the party to benefit from the suspending conditions did not agree to waive fulfilling such condition, then each party will be entitled to terminate this Agreement and in such case, no party will be entitled to any right or cause of action according to the Agreement.


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


     12.3 During the Interim Period, the Seller will exercise all measures available according to the law in order to assure that the Company continues to conduct its businesses in the regular course of business, within the Company's approved work plan and budget, subject to deviations resulting from the regular course of business, all subject to the law. Not to undermine from the generality of the said, subject to the law, the Seller will exercise all measures at its disposal in order to prevent application and performance of the following in the Company or subsidiary thereof (except acts required for closing the subsidiary): (a) any change in the regular course of business or the terms for employment of employees thereof; (b) any profit distribution, any monetary payment in any other manner, such as management fees, bonuses etc, any loans, securities or guarantees of any sort, except as said in this Agreement; (c) any organizational change, including splitting, transferring or selling rights, purchasing the activity or holdings in another person, merger etc.;
          (d) change in ownership and/or holdings, and any endowment or allocation of capital rights; (e) any appointment or replacement of senior officers and any transaction or engagement between them and the Seller and/or related or associated parties thereto; (f) any change in the terms and conditions of any the Company's material agreements; and
          (g) any agreement or obligations to perform any of the abovementioned.

13.  CLOSING

     13.1 On the date of closing and after obtaining all the approvals as said in clause 12 above, the parties will meet at 10:00 in the morning at the offices of Advocate Yigal Arnon & Co., at Azrieli Center 1, Tel Aviv, 46th floor, or other date and location as agreed between the parties and on such date: the Seller will sell the Sale Shares to the Buyer and the Sale Shares will be transferred to the name of the Buyer, being clean and free, concurrently and in exchange for: (1) performing payment of the entire Consideration for the Sale Shares by the Buyer; and (2) additional acts as specified below; and all the following acts will be done simultaneously and considered as done at the same time and none of them will be considered valid unless all the other acts are performed; following are the acts:

          13.1.1 The Buyer will pay the Seller the Consideration for the Sale Shares by bank draft or bank transfer to the bank account instructed by the Buyer in advance in writing; and


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


          13.1.2 The Seller will sign a share transfer certificate as the transferor, in the version required according to the Company's Articles of Association, referring to all the Sale Shares held by the Seller;

          13.1.3 The parties will sign a shareholders' agreement in the version attached to this Agreement as Appendix 13.1.3; and

          13.1.4 The Company's general assembly will approve replacement of the Company's existing Articles of Association with the Articles of Association according to the version attached to this Agreement as Appendix 13.1.4.

          13.1.5 The parties will sign any other document required for validating the transaction for the sale of the Sale Shares.

14.  ARBITRATION

     14.1 In any case of disputes or differences of opinion between the parties in any matter concerning, resulting or associated with entering the Agreement, validity, breach, execution or interpretation of this Agreement, such will be submitted for decision of a single arbitrator. The arbitrator will be Yossi Abadi, Advocate and if he is refrained from serving as an arbitrator, an arbitrator will be appointed by the Buyer and Sellers' attorneys and in lack of agreement between them after 14 days from the appeal from one party to the other, an arbitrator will be appointed by the Israel Bar Association.

     14.2 The arbitrator will be entitled to grant interlocutory orders and other temporary remedies that a court of law is authorized to give and will be linked and subject to the substantive law, but not laws of evidence and legal procedures. The arbitrator will explain his arbitration award.

     14.3 The provisions of this clause will be valid as though they are an arbitration agreement between the parties and the provisions of the addition to the Arbitration Law, 5728-1968, will apply to the arbitration procedures and the arbitrator.


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


15.  JURISDICTION

     Subject to the said in clause 14 of the Agreement referring to the matter of arbitration, the jurisdiction in all matters concerning this Agreement or resulting from the Agreement, are awarded to the authorized courts of Tel Aviv and only such courts.

16.  GENERAL UNDERTAKING TO PERFORM ACTS AND SIGN DOCUMENTS

     The parties undertake to perform all actions and sign all documents, certificates, forms and statements, as required and beneficial for performing the provisions of this Agreement. Not to undermine from the generality of the aforesaid, the parties undertake to comply with all reporting obligations required by the law (including to the Registrar of Companies), as entailed in performing this Agreement.

17.  ADJUSTMENT TO THE EXCHANGE RATE OF THE DOLLAR

     The following payments will be done subject to adjustment to the exchange rate of the US Dollar as specified below in this clause (hereinafter:
     "ADJUSTMENT TO THE EXCHANGE RATE OF THE DOLLAR")

     Following are the payments: (i) Payment of the Consideration for the Sale Shares as said in clause 6 above; (ii) Payment of the Price for Exercising the Call Option or Price of Exercising the Call Option for Option Shares, as applicable according to clause 7 above; (iii) Payment of the Price for Exercising the Put Option or Price of Exercising the Put Option for Option Shares, as applicable according to clause 8 above; (EACH hereinafter:
     "ADJUSTED PAYMENT" or together hereinafter: "ADJUSTED PAYMENTS"). On the date of performing each one of the Adjusted Payments, the adjustment to the exchange rate of the Dollar will be done as specified below:

     17.1 If the representative rate on the date of performing any one of the Adjusted Payments is less than NIS 3.70 per Dollar, the Buyer will pay the Seller, in addition to the amount of Adjusted Payment, which should be paid according to the said in the provisions of this Agreement, an additional amount to be calculated according to the following formula:

                     D * P
                     ----------
                 X   R

          X    - Means the additional amount that the Buyer must pay in US
               Dollars

          D - Means the difference between the NIS 3.70 per Dollar and the representative rate known on the date of the relevant Adjusted Payment

          P - Means the relevant Adjusted Payment (as defined above) in US Dollars before the adjustment to the exchange rate of the Dollar

          R - Means the representative rate known on the date of performing the Adjusted Payment.

     17.2 If the representative rate on the date of performing any of the Adjusted Payments exceeds NIS 3.95 per Dollar, the amount to be calculated according to the following formula will be deducted from the amount of the Adjusted Payment that the Buyer must pay the Seller:

                     D * P
                     ----------
                 X   R

          X - Means the amount that should be deducted from the Adjusted Payment in US Dollars

          D - Means the difference between representative rate known on the date of the Adjusted Payment and NIS 3.95 per Dollar

          P - Means the Adjusted Payment in US Dollars, before the adjustment to the exchange rate of the Dollar

          R - Means the representative rate known on the date of performing the Adjusted Payment.

     17.3 For the avoidance of doubt, if the representative rate of the Dollar on the date of performing the relevant payment will be in the range between NIS 3.70 and NIS 3.95, then there will be no adjustment according to this clause and the payment will be performed according to the representative rate known on such date.

18.  GENERAL

     18.1 Each payment that must be done according to the provisions of this Agreement will be paid on a business day until 11:00 before noon. If the date for payment is not a business day, the payment will be delayed to the first business day after the date of payment.

     18.2 This Agreement, after signing thereof, exhausts all the agreements between the parties referring to matters mentioned therein and negates any prior agreement, presentation, drafts or understandings between the parties or anyone on their behalf referring to matters included therein, including the Memorandum Of Understanding, and such documents will not be used in any way for interpretation, claims or any other manner.

     18.3 Any promise or statement of any sort, whether in writing or verbally or by manner of conduct or omission, made prior to the date of signing this Agreement, will be perceived as negated and this Agreement will be perceived as including, reflecting and exhausting all the parties statements and obligations regarding matters arranged in this Agreement as said.

19.  TAXES AND EXPENSES

     19.1 Any tax or other levy, if and as such applies to the Seller or to a seller of shares by virtue of the provisions of the law or signing this Agreement of performing the provisions thereof, will be paid by the Seller.

     19.2 Any tax or other levy, if and as such applies to the Buyer or to a buyer of shares by virtue of the provisions of the law or signing this Agreement of performing the provisions thereof, will be paid by the Buyer.

     19.3 Any payment performed according to the provisions of this Agreement, will be paid subject to the deduction of tax at source or against presentation of exemption from deduction of tax at source.

     19.4 Each party will bear its expenses, including fees for its legal advisers concerning preparation and executing this Agreement.

     19.5 Due V.A.T will be added to each payment for linkage differentials, interest and arrears interest, if applicable, all in exchange for submission of a tax invoice. Payment of the due V.A.T to apply as said, if such applies, for any payment, will be performed by submitting a postdated cheque to be paid on the 15th of the subsequent month of the said payment.


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


20.  ARREARS INTEREST

     If any party did not pay an amount that it is obligated to pay by virtue of the provisions of this Agreement on the date determined for such payment, then in such case, the breaching party will be obligated to pay the other party arrears interest, with the addition of due V.A.T for the amount in arrears, according to the rate customary at the time by Bank Leumi of Israel Ltd. in case of deviating from an approved credit limit in a US Dollar loan accounts, without undermining from any right or remedy awarded to the Seller by virtue of the provisions of this Agreement or the provisions of the law.

21.  JOINT STIPULATION

     The Seller's obligations to transfer the Sale Shares to the Buyer on the Closing Date and the Buyer's obligations to pay the Seller the Consideration for the Sale Shares are considered joints stipulations as defined by the law. This provision will also apply, with the required modifications, to the Option Shares and exercising thereof.

22.  AMENDMENTS AND WAIVERS

     22.1 Any change or amendment to this Agreement will be done in writing and signed by the parties thereto.

     22.2 Not to undermine from the said in this Agreement, in any case that a party to this Agreement will not demand the execution of the Agreement or any part thereof, this will not be considered as waiving his right to do so and any waiver of a breach of any provision of the provisions of this Agreement, will not be considered as an continuing waiver of the breach.

23.  LACK OF RIGHTS TO A THIRD PARTY

     This Agreement does not award and the parties thereto do not intend to award rights to any third party.

24.  MAINTAINING CONFIDENTIALITY

     The parties declare and mutually undertake, that as of the date of signing this Agreement, they will maintain complete confidentiality and will not make any use intended for themselves or others, will not tell, reveal or publish in any other way, information or knowledge associated, directly or indirectly, to the business and/or activity of each party and any information connected thereto and/or business connected to any of the parties in any manner. Not to undermine from the generality of the said, the Seller undertakes to maintain complete confidentiality and not to make any use of business, economic, commercial or other information that came to its knowledge and/or possession during or as a result of the negotiations and/or business and will maintain complete confidentiality regarding the activity and business of each party and its interests, in all fields of activity, including the provisions of the transaction. In addition, the parties undertake to maintain complete confidentiality and not make any use of information as said, regarding the Company.

     The aforesaid will not apply to information that the Buyer is obligated to publish as a public company, according to the law, including the Securities Act and the provisions installed according thereto, provided that any exposure or publication of information as said, will be arranged in advance in writing with the Seller.

25.  NOTICES

     25.1 All notices that should be given according to the provisions of this Agreement will be in writing and sent to the addresses indicated in the preamble to this Agreement or other address informed in writing by one party to the other.

     25.2 All notices will be sent by messenger, registered mail or facsimile. Notice sent by registered mail will be considered as received within seven (7) days from dispatch thereof, notice sent by messenger or facsimile, will be considered as received one business day after dispatch thereof.

      IN WITNESS THEREOF THE PARTIES HAVE HEREUNTO SIGNED IN THE PLACE AND
                              DATE INDICATED ABOVE:

SIGNED:                 Signed with stamp:
                        BENTAL INVESTMENTS COOPERATIVE AGRICULTURAL SOCIETY LTD.
                        --------------------------------------------------------
TAT TECHNOLOGIES LTD.   BENTAL INVESTMENTS COOPERATIVE AGRICULTURAL SOCIETY
                        LTD.

By:      DOV TSEELIM                        By: SHAUL GOR
         -----------                        -------------
         Yisrael Ofan                       Shafrir (Shafi) Mor


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